SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       JANUARY 11, 1996

                            ENZON, INC.

      (Exact  name  of  registrant  as  specified in its charter)




       DELAWARE                    0-12957              22-237286
   (State or other jurisdiction   (Commission          (IRS Employer
       of incorporation)         File Number)          Identification)



        20 KINGSBRIDGE ROAD,  PISCATAWAY, NEW JERSEY    08854
          (Address of principal executive offices)       (Zip Code)



Registrant's telephone number, including area code    (908) 980-4500




     (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

          Enzon, Inc. ("Enzon" or the "Company") announced it has received two additional United States patents for its hemoglobin-based oxygen carrier, PEG-hemoglobin, which has potential application in cancer therapy, trauma situations and elective surgery.

          PEG-hemoglobin is bovine hemoglobin chemically modified by the Company's exclusive PEG-technology. The attachment of PEG (polyethylene glycol) extends the blood circulating life of a protein, while decreasing the patient's natural immune reaction to the protein.

          U.S. Patent No. 5,478,806, "Enhancement of Anti-Tumor Therapy with Hemoglobin-Based Conjugates", covers tumor radiosensitization with PEG-hemoglobin, regardless of source of hemoglobin or type of PEG conjugate. Radiosensitization is the process of delivering oxygen to solid tumors to enhance response to radiation therapy. Approximately 800,000 cases of cancer diagnosed in the U.S. each year involve solid tumors treated with radiation. In September 1995, Enzon completed a clinical trial with 28 healthy volunteers who received up to 45 grams of PEG-hemoglobin -- which is equivalent to 1.5 units of blood and exceeds the dosage required for radiosensitization. Enzon has begun recruitment for a multi-dose, multi-center clinical trial of PEG-hemoglobin in cancer patients receiving radiation therapy.

          In the new trial, patients will receive a once-a-week dose of PEG-hemoglobin for each five days of radiation treatment during a three-week therapy program. The Company believes that a sufficient amount of PEG-hemoglobin will remain in the blood to properly oxygenate tumors and optimize radiation during the five day course of treatment.

          U.S. Patent No. 5,478,805, "Fractionation of Polyalkylene Oxide-Conjugated Hemoglobin Solutions", covers a method of simultaneously fractionating and purifying PEG-hemoglobin conjugates. Enzon has received other patents on PEG-hemoglobin covering compositions, methods of use and purification and manufacturing processes.



                            SIGNATURES


     Pursuant  to the requirements of the Securities Exchange Act of  1934,

the Registrant has  duly  caused  this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated:  April 30, 1996




                                              ENZON, INC.
                                             (Registrant)

                                   By:   /s/KENNETH J. ZUERBLIS
                                         Kenneth J. Zuerblis
                                         Vice President, Finance
                                         and Chief Financial
                                         Officer